                     AMENDMENT TO THE SHARE PLEDGE AGREEMENT

WHEREAS:

A. Today the parties, represented by Mr. Oliver Felsenstein, Rechtsanwalt, Darmstadter Landstrasse 12-5, 60598 Frankfurt am Main and the Deponent No. 1, each acting as proxy without power of representation, have entered into a share pledge agreement which was recorded as Roll of Deeds Nr. 4 for 1995 by the Acting Notary (hereinafter the "Share Pledge Agreement").

B. Section 3 (b), (c) and (g) of the Share Pledge Agreement does not entirely reflect the parties' wish that Hilton pledge 15% of the Company's nominal share capital from time to time.

NOW IT IS AGREED as follows:

1. Section 3 (b) of the Share Pledge Agreement shall be changed and be replaced by the following wording:

      "(b) Hilton hereby pledges to each of the Pledgees for their ratable benefit by way of partial pledge (Teilverpfandung) a part of the Hilton Share in an amount equal to approximately 15 per cent. of the Company's nominal share capital, i.e. DM 7,500 (in words:
            seven thousand five hundred Deutschmarks) and a part of the Subscribed Hilton Share in an amount equal to approximately 15 per cent of the Company's additional nominal share capital that will be created by registration of the Subscribed Hilton Share and the Subscribed Freedom Share, i.e. DM 292,500 (in words: two hundred and ninety two thousand five hundred Deutschmarks) (the "Pledged Part of the Shares"), in each case together with all ancillary rights and claims, associated with the Pledged Part of the Shares (the "Hilton Pledge")".

2. Section 3 (c) of the Share Pledge Agreement shall be changed and be replaced by the following wording:

      "(c) The Pledged Shares and the Pledged Part of the Shares (together with in each case any future share(s) or parts of future share(s)

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            held or acquired by Freedom or Hilton respectively) are together hereinafter referred to as the "Pledged Shares". The Freedom Pledge and the Hilton Pledge (and in each case the Future Freedom Pledge and the Future Hilton Pledge respectively) are together hereinafter referred to as the "Pledges"."

3. Section 3 (g) of the Share Pledge Agreement shall be changed and be replaced by the following wording:

      "(g) Hilton hereby undertakes to grant to the Pledgees a partial pledge over any and all additional shares in the capital of the Company in whatever nominal value which Hilton may acquire in future in the event of an increase of the capital of the Company or otherwise, together with all ancillary rights and claims associated with the pledged part of the future share(s) (the "Future Hilton Pledge"). The Future Hilton Pledge shall cover at least an amount equal to 15 per cent. of the additional nominal share capital of the Company created by such capital increase or such greater percentage permit-ted or lesser percentage required from time to time which shall not cause the earnings of the Company to be deemed to be distributed to Hilton for purposes of United States Federal Income Taxation (rounded down in each case to the nearest DM 100)."


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                                     Annex I

Lenders
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Citicorp USA., Inc.
The Bank of New York
Caisse Nationale De Credit Agricole
Bank of America Illinois
Crescent/Mach I Partners, L.P.
Eaton Vance Prime Rate Reserves
The First National Bank of Boston
Heller Financial, Inc.
The Long-Term Credit Bank of Japan, Limited, New York Branch Merrill Lynch Senior Floating Rate Fund, Inc.
Mitsui Leasing (USA) Inc.
United States National Bank of Oregon
Van Kampen Merritt Prime Rate Income Trust

Issuing Banks
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Citibank, N.A.


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